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                                                                    EXHIBIT 23.2

              Independent Auditors' Consent and Report on Schedule


The Board of Directors
Central Freight Lines, Inc.:

The audits referred to in our report dated February 9, 1999, included the related financial statement schedule for the period from April 1, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG, LLP



Dallas, Texas
May 6, 1999